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RESULTS OF ANNUAL MEETING OF STOCKHOLDERS (UNAUDITED)
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On April 19, 2001, the Annual Meeting of Stockholders of Progressive
Return Fund,
Inc. (the "Fund") was held and the following matters were voted upon:

(1)  To elect two class I Directors until the year 2004 Annual
Meeting and one Class II Director until the year 2002 Annual Meeting.

NAME OF CLASS I DIRECTORS             FOR          ABSTAIN
-------------------------             ---         --------
Thomas H. Lenagh                   3,400,911      272,614
Andrew A. Strauss                  3,400,915      272,610


NAME OF CLASS II DIRECTOR             FOR          ABSTAIN
-------------------------             ---         --------
Edwin Meese III                  3,399,862      273,663



(2) To approve a new investment management agreement between Cornerstone Advisors, Inc.
and the Fund.

FOR                          AGAINST     ABSTAIN
---                          -------     -------
2,240,090                      276,605       24,665



(3) To ratify the selection of PricewaterhouseCoopers LLP as independentpublic accountants for the year ending December
31, 2001.

FOR                          AGAINST            ABSTAIN
---                          -------            -------
3,490,256                      167,211            16,058